Riviera Holdings Corporation
              2901 Las Vegas Boulevard South
                    Las Vegas NV 89109
            Investor Relations: (800) 362-1460
                   TRADED: AMEX - RIV
                   www.rivierahotel.com



FOR FURTHER INFORMATION


AT THE COMPANY                             INVESTOR RELATIONS
Mark Lefever, Treasurer and CFO            Betsy Truax, Skorpus Consulting
(702) 794-9527 Voice                       (208) 241-3704 Voice
(702) 794-9442 Fax                         (208) 232-5317 Fax
Email:  mlefever@theriviera.com            Email:   betsytruax_hartman@msn.com


FOR IMMEDIATE RELEASE


            RIVIERA RECEIVES $245 MILLION IN SENIOR SECURED CREDIT FACILITIES



         LAS VEGAS, NV (June 11, 2007) - Riviera Holdings Corporation (AMEX:
RIV) today announced that it has obtained $245 million of new senior secured credit facilities, comprised of a $20 million five-year revolving credit facility and a $225 million seven-year term loan.

         Riviera is using the proceeds of the new term loan to refinance its 11% Senior Secured Notes due June 15, 2010 in the original principal amount of $215 million. Riviera started the 30-day call period to redeem those notes on June 8. The new senior secured revolving credit facility, on which Riviera has not yet drawn, replaces the Company's revolving credit facility that was terminated last week.

         Riviera entered into floating to fixed rate swap for substantially the entire term loan at an attractive rate of LIBOR plus 2%, or effectively 7.48%. Riviera is permitted to prepay the facilities without premium or penalties. Most of the outstanding principal amount of the term loan will mature in the seventh year of the term.

         "Wachovia Securities did an outstanding job in marketing these credit facilities. The response rate from their efforts was impressive in terms of the swiftness and number of responses we received," said William L. Westerman, Chairman and CEO of Riviera Holdings Corporation. "The new senior credit facilities will reduce interest costs and provide greater financial flexibility to the Company."

         The new senior credit facilities are guaranteed by all of Riviera's active subsidiaries and secured by the stock of those subsidiaries and all or substantially all of the assets of Riviera and its subsidiaries.

         Additional details regarding the new credit facilities will be reported in Riviera's Form 8-K to be filed with the Securities and Exchange Commission on or before June 14, 2007.

Forward-Looking Statements

         This news release contains "forward-looking statements", as that term is defined in Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, which we believe are reasonable at the present time. These forward-looking statements involve significant uncertainties as to whether we will achieve future growth and success. Our actual results and actual events may differ materially from what is expressed or implied in our forward-looking statements. We do not plan to update our forward-looking statements even though our situation or plans may change in the future, unless applicable law requires us to do so.

About Riviera Holdings

     Riviera Holdings Corporation owns and operates the Riviera Hotel and Casino on the Las Vegas Strip and the Riviera Black Hawk Casino in Black Hawk, Colorado. Riviera's stock is listed on the American Stock Exchange ("AMEX") under the symbol RIV.

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